Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2020 (the “Effective Date”), by and between AudioEye, Inc., a Delaware corporation with an address at 5210 E. Williams Circle, Tucson, AZ 85711 (the “Company”), and Dominic Varacalli, a natural person (“Executive”).

W I T N E S E T H:

WHEREAS, prior to the Effective Date, Executive was employed by the Company as its Chief Technology Officer pursuant to a May 20, 2020 Offer Letter (the “Offer Letter”);

WHEREAS, as a condition of Executive’s employment with the Company, Executive and the Company entered into a June 1, 2020 Confidentiality, Proprietary Rights and Non-Solicitation Agreement (the “Confidentiality Agreement”) and Executive agreed to be bound by the Company’s policies and practices, including its Amended and Restated Insider Trading Policy, Code of Business Conduct and Ethics, Document Retention Policy, and other policies contained in the Company’s Handbook (collectively, the “Policies”); and

WHEREAS, the Company wishes to promote Executive to the position of President (the “Position”) and Executive wishes to accept such Position and the associated additional compensation and benefits.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.       Employment and Duties. Effective on the Effective Date, the Company shall promote Executive to the Position. In the Position, Executive shall report to the Chief Executive Officer (“CEO”). The duties and responsibilities of Executive in the Position shall include the duties and responsibilities typical of a President and such other duties and responsibilities as the CEO may from time to time reasonably assign to Executive.

Executive shall devote all of his business time, attention, and energies to the business of the Company, provided that nothing in this Section 1 shall prohibit Executive from (a) serving as a director or trustee of any charitable or educational organization or (b) engaging in additional activities in connection with personal investments and community affairs, as long as these additional activities do not materially interfere, individually or collectively, with the performance of the duties and responsibilities of Executive, and these activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 14.

2.       Term. Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue until earlier terminated pursuant to Section 6 or Section 12 (the “Term”). The parties agree that Executive shall at all times be an at-will employee, and he or the Company may terminate his employment at any time for any lawful reason, subject to the payment obligations described herein. For the avoidance of doubt, the restrictions in Sections 13 and 14 of this Agreement that apply after employment ends, and the provisions of Sections 9 and 17, shall survive the expiration of the Term.

3.       Place of Employment. Executive shall continue to work in the Company’s offices in the Portland, Oregon area; provided, however, that Executive shall make himself available as requested for regular business travel, including travel to the Company’s other corporate offices, or such other location where the Company may decide to establish operations.

4.       Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive a base salary (the “Base Salary”) during the Term at an annual rate of $210,000 per year unless the parties mutually agree to modify the Base Salary. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.       Bonus. During the Term, Executive shall be eligible to receive an annual cash performance bonus, with a target value of $20,000 (a “Performance Bonus”), such Performance Bonus to be paid if the Company and Executive meet or exceed certain performance targets set by the Company and Executive. The Performance Bonus shall be evaluated based on the Company and Executive’s performance throughout the entire calendar year with which the Performance Bonus corresponds (“Performance Bonus Year”); provided, however, that Executive shall be eligible for a prorated Performance Bonus for calendar year 2020 based on the date that Executive commenced employment with the Company. If Executive is employed by the Company as of January 1 of the year immediately following the Performance Bonus Year and if the Company, in its sole discretion, determines that the Performance Bonus has been earned, Executive shall be paid within thirty (30) days after the Company’s year-end financial statements for the Performance Bonus Year are approved by the Audit Committee for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31 of the Performance Bonus Year, but, in any event, any payment shall be made no later than March 15 of the year that is two (2) years immediately following the Performance Bonus Year.

6.      Termination. Upon any termination of Executive’s employment, whether caused by Executive or the Company, the Company shall pay or provide all of the following to Executive: (i) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company; (ii) payment, based on the Base Salary, for any accrued but unused vacation through the termination date in accordance with Company policy, as in effect as of the date of termination; and (iii) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company (all of these payments are collectively the “Accrued Obligations”).

7.       Equity Award. Executive currently holds time-based restricted share units (“RSUs”) covering 20,000 shares of the Company’s common stock pursuant to the AudioEye, Inc. 2019 Equity Incentive Plan (the “Plan”). The Company will award Executive additional RSUs covering 45,000 of the Company’s common stock under the Plan, with 15,000 of such RSUs to vest annually in equal installments over a three (3)-year period from the date the RSUs are awarded and 30,000 of such RSUs to vest upon achievement of performance targets established in an award agreement, in each case subject to Executive’s continued employment with the Company on the applicable vesting date; provided, however, that (a) if a change in control occurs (as determined under the terms of the Plan), any such remaining unvested RSUs shall be subject to the terms of the Plan relating to such change in control and (b) in the event the parties, after Executive’s good faith efforts, cannot agree, due to the Company’s failure to engage in good faith discussions, to targets applicable to the performance-based RSUs for one or more years during the first three years after the award, one-third of such performance-based RSUs (10,000) shall vest on the applicable anniversary(ies) of the award during the first three years (e.g., if the parties cannot agree on performance targets applicable to the year that runs from the first anniversary of the grant to the second anniversary of the grant due to the Company’s failure to engage in good faith discussions, performance-based RSUs covering 10,000 shares shall automatically vest on the second anniversary). RSUs approved by the Compensation Committee will be awarded to Executive subject to Executive’s execution of an award agreement acceptable to the Company. The RSUs granted to Executive may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event.

8.       Deductions and Withholdings. The Company shall deduct and withhold, from all payments made pursuant to this Agreement, including but not limited to the Base Salary, all applicable taxes, including income tax, FICA and FUTA, and other deductions and withholdings required by law.

9.       Clawback Rights. All amounts paid to Executive by the Company during the Term and any time thereafter (other than Executive’s Base Salary, the Performance Bonuses, accrued but unused vacation, reimbursement of expenses pursuant to Section 10, and the Accrued Obligations) and any and all stock-based compensation (such as options, stock, stock unit, and other equity awards) granted during the Term and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to the Company’s “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of three (3) years thereafter, if any of the following events occur, Executive agrees to repay or surrender to the Company the Clawback Benefits if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, but only to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board of Directors (the “Board”), if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within ninety (90) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. For the avoidance of doubt, nothing in this Section 9 shall infringe on Executive’s entitlement to the Base Salary.

The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee (or the Board, if there is no Compensation Committee) in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

10.       Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

11.       Other Benefits; Vacation. During the Term, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans to the extent provided by the Company generally to its employees (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees, subject to the terms and conditions, including eligibility provisions, of any such Benefit Plans, which may be amended or terminated from time to time. During the Term, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year, which if not taken, will accrue and be carried forward into the next year. No carry forward of vacation past the second year will be granted without the approval of the Compensation Committee. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than twenty (20) consecutive days shall be taken at any one time without the advance written approval of the CEO.

12.       Termination of Employment.

(a)            Upon Executive’s termination of employment, for any reason, and whether caused by Executive or the Company, the Company shall have no further obligations to Executive or, if applicable, his estate, except to pay or provide the Accrued Obligations, any rights Executive has related to the RSUs as provided in the Plan and the award agreement, and any rights and benefits required by applicable law.

(b)            Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the date of termination, provided, however, that failure to provide timely notification shall not affect the employment status of Executive.

(c)            Upon a termination of Executive’s employment with the Company for any reason, Executive agrees not to disparage the Company or its Board members, officers or other senior management employees, or say or do anything that will adversely impact the Company’s business practices or the reputation of the Company or its Board members, officers or management employees. Notwithstanding the foregoing, this Section 12(c) does not apply to Executive in (i) filing any pleading, or providing truthful oral or written testimony, in any administrative, arbitration or judicial proceeding, (ii) providing information pursuant to subpoena, court order, or similar legal process, (iii) reporting violations of any law or regulation, or otherwise providing truthful information, to any government or regulatory agencies, or in any document required to be filed with the SEC, or (iv) otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd Frank Act, or any rules or regulations issued thereunder, including, without limitation, SEC Rule 21F-17.

13.       Confidential Information. Executive confirms that he has already had, and shall continue to have, access to Company trade secrets and other competitively sensitive confidential business or professional information. Executive reaffirms his obligations and commitments as set forth in the Confidentiality Agreement, and agrees that he remains so bound. Upon termination of Executive’s employment with the Company, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information (as defined in the Confidentiality Agreement); provided, however, that Executive shall be entitled to retain (a) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (b) information showing his compensation or relating to reimbursement of expenses, and (c) information that he reasonably believes may be needed for tax purposes.

14.       Non-Competition and Non-Solicitation.

(a)       Executive agrees and acknowledges that the restrictions set forth herein are reasonable and necessary to protect the Company’s legitimate business interests and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the technology, software, and related products and services developed or provided by the Company and its affiliates relating to ADA-related and other digital accessibility compliance requirements and enhancements are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) and that Executive’s responsibilities extend throughout the Territory (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the Term, the definition of Territory shall be automatically expanded to cover such other areas in which the Company did business at the time Executive’s employment with the Company terminates). For purposes of this Agreement, the “Business” of the Company means: (i) the development, marketing and sale and licensing of technology, software, and related products and services relating to ADA and other digital accessibility federal, state and local compliance requirements, and (ii) any other business in which the Company is engaged, or actively planning to engage, during the last year of Executive’s employment with the Company. Executive further acknowledges and agrees that the Territory, scope of prohibited competition with the Business, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information, and to protect the goodwill and other legitimate business interests, of the Company, its affiliates and/or its clients or customers. The provisions of this Section 14 shall survive the termination of Executive’s employment hereunder.

(b)       Executive hereby agrees and covenants that he shall not during the Restricted Period and within the Territory, without the prior written consent of the Company, directly or indirectly:

(1)       perform services the same or substantially similar to those he provides to the Company pursuant to this Agreement, or any other executive-level functions, for any person (including Executive himself) or entity in competition with the Company in the Business;

(2)       Recruit, solicit or hire; attempt to recruit, solicit or hire; or assist another person or entity to recruit, solicit or hire any current or former employee, or independent contractor of the Company who was employed by or contracted with the Company any time during the final year of Executive’s employment with the Company, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(3)       (A) Attempt to solicit any customer of the Company with whom Executive had material contact, or about which he received or had access to Confidential Information, during the last year of Executive’s employment with the Company for the purpose of offering, selling or providing any product or service competitive with the Company’s Business to such customer, (B) perform services competitive with the Company’s Business for such customer, or (C) assist another person or entity to engage in conduct prohibited by clauses (A) or (B) above if performed by Executive.

With respect to the activities described in Sections 14(b)(1), (2), and (3) above, the restrictions of this Section 14(b) shall apply during the Term and until one (1) year after the termination of Executive’s employment with the Company (including upon expiration of the Agreement) (the “Restricted Period”). In the event that any provision of this Section 14 is determined by a court of competent jurisdiction to be unenforceable, such provision shall not render the entire Section 14 unenforceable but, to the extent possible, the court may appropriately modify this Section 14 to render such provision enforceable.

15.       Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (a) are directly relevant to the Company’s business as then constituted, (b) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (c) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 10 or otherwise) and without any additional compensation of any kind to Executive.

16.       Section 409A.

The provisions of this Agreement are intended to comply with or meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Any remaining payment(s) will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

17.       Miscellaneous.

(a)       Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 13 or Section 14 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 13 or Section 14 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity. Executive agrees that the restrictions contained herein are in addition to, and do not replace, the restrictions contained in the Confidentiality Agreement, and this Agreement and the Confidentiality Agreement shall be read together so as to give the broadest possible protections to the Company. In the event of any inconsistency between this Agreement and the Confidentiality Agreement, the broader restriction shall apply.

(b)       Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company may assign this Agreement to any affiliate or in connection with any merger or sale of equity or assets, and the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)       During the Term, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)       This Agreement, and the Confidentiality Agreement, constitute and embody the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company (it being understood that the Plan and RSU award agreement shall apply to RSUs that may be awarded pursuant to Section 7), supersede all prior understandings and agreements, whether oral or written, between Executive and the Company (including the Offer Letter, except as incorporated herein), and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. For clarity, the parties confirm that nothing herein shall supersede or terminate the Confidentiality Agreement or Executive’s prior commitments with regard to any of the Policies.

(e)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)       The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without reference to principles of conflicts of laws, and each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of the federal and state courts located in, or whose jurisdiction includes, the Counties of Pima or Maricopa, Arizona.

(i)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)       Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to fully perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of all of his obligations under this Agreement will not conflict with any agreement to which Executive is a party. The parties agree that Executive’s breach of this Section 17(j) shall constitute a material breach of this Agreement.

(k)       The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY	EXECUTIVE

/s/ David Moradi	/s/ Dominic Varacalli
By: David Moradi	Dominic Varacalli